QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.69

SCHEDULE OF OMITTED DETAILS

        The following schedule presents the terms omitted from the form of Notice of Stock Option Grant filed as Exhibit 10.69 to the Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed by Liberate Technologies.

        The following information omitted from the exhibit appears in the first paragraph of the form of Notice of Stock Option Grant for each of the executive officers listed below:

Name of Optionee: David Lockwood
Total Number of Shares Covered by This Option: 1,300,000
Exercise Price Per Share: $1.75
Date of Grant: March 14, 2003
Vesting Commencement Date: March 14, 2003
Expiration Date: March 14, 2013

Name of Optionee: Gregory S. Wood
Total Number of Shares Covered by This Option: 1,300,000
Exercise Price Per Share: $1.75
Date of Grant: March 14, 2003
Vesting Commencement Date: March 14, 2003
Expiration Date: March 14, 2013

Name of Optionee: Patrick P. Nguyen
Total Number of Shares Covered by This Option: 1,300,000
Exercise Price Per Share: $1.75
Date of Grant: March 14, 2003
Vesting Commencement Date: March 14, 2003
Expiration Date: March 14, 2013

Name of Optionee: Philip A. Vachon
Total Number of Shares Covered by This Option: 1,700,000
Exercise Price Per Share: $2.39
Date of Grant: April 14, 2003
Vesting Commencement Date: April 14, 2003
Expiration Date: April 14, 2013

        The following information omitted from the exhibit appears in the second full paragraph of the form of Notice of Stock Option Grant. This omitted term only applies to the Notice of Stock Option Grant to Philip Vachon. For Mr. Vachon, the second paragraph should read in its entirety (omitted terms from form of Notice of Stock Option Grant italicized):

  "This option will fully vest upon a Termination Event, consisting of a Change in Control (as defined in the Employee Retention Agreement between you and Liberate) in which the acquiring or surviving entity fails within ten days prior to the closing thereof to make a written offer to you of continued employment for a period of at least one year that is located within 20 miles of your present location (which, for the first year of your employment will be deemed to be London, Ontario, and thereafter, unless changed by the mutual agreement of the parties, will be deemed to be Redmond, Washington) and has equal or greater: (i) responsibilities, title, and reporting relationship in the surviving entity and parent; (ii) total compensation (including salary, bonus and equity incentives); and (iii) office and support arrangements and staff. As a condition of any such acceleration, you and Liberate will sign a mutual waiver of claims (as set forth in the Employee Retention Agreement between the parties) at the time of the acceleration."

NOTICE OF STOCK OPTION GRANT

        You have been granted the following option to purchase Common Stock of Liberate Technologies ("Liberate"):

Name of Optionee:

Total Number of Shares Covered by This Option:

Exercise Price Per Share:
$
Date of Grant:
, 2003
Vesting Commencement Date:
, 2003
Expiration Date:
, 2013
Vesting Schedule:	This option shall vest in equal monthly installments over 48 months commencing with the Vesting Commencement Date.

        This option will fully vest upon a Termination Event, consisting of a Change in Control (as defined in the Employee Retention Agreement between you and Liberate) in which the acquiring or surviving entity fails within ten days prior to the closing thereof to make a written offer to you of continued employment for a period of at least one year that is located within 20 miles of your present location and has equal or greater: (i) responsibilities, title, and reporting relationship in the surviving entity and parent; (ii) total compensation (including salary, bonus and equity incentives); and (iii) office and support arrangements and staff. As a condition of any such acceleration, you and Liberate will sign a mutual waiver of claims (as set forth in the Employee Retention Agreement between the parties) at the time of the acceleration.

        As a condition of such accelerated vesting, you agree to sign a mutual release of claims against Liberate (as set forth in the Employee Retention Agreement between the parties) as to any claims that may have arisen prior to the date of the acceleration.

        By your signature and the signature of Liberate's representative below, you and Liberate agree that this option is granted outside of but subject to the terms and conditions of the 1999 Equity Incentive Plan (the "Plan") and the Stock Option Agreement, both of which are attached to and made a part of this document. You further agree that Liberate may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Liberate is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that Liberate may deliver these documents by posting them on a web site maintained by Liberate or by a third party under contract with Liberate. If Liberate posts these documents on a web site, it will notify you by email. You also agree that this option constitutes consideration for your agreement to comply with the policies set forth on Liberate's intranet site, and by signing below, you agree to comply with those policies.

OPTIONEE:	LIBERATE TECHNOLOGIES
By:
Title:

STOCK OPTION AGREEMENT TERMS

Tax Treatment	This option is intended to be a nonstatutory stock option. It does not qualify as an incentive stock option under section 422 of the Internal Revenue Code.
Vesting
This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an employee, consultant or director of Liberate or a subsidiary of Liberate has terminated for any reason.
Term
This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)
Regular Termination
If your service as an employee, consultant or director of Liberate or a subsidiary of Liberate terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. Liberate determines when your service terminates for this purpose.
Death
If you die as an employee, consultant or director of Liberate or a subsidiary of Liberate, then this option will expire at the close of business at Company headquarters on the date six months after the date of death. During that six-month period, your beneficiary, heir or estate may exercise this option (to the extent that it was exercisable at the time of your death).
Disability
If your service as an employee, consultant or director of Liberate or a subsidiary of Liberate terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.
Leaves of Absence
For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by Liberate in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.
Restrictions on Exercise	Liberate will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise
When you wish to exercise this option, you must notify Liberate by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by Liberate.
If someone else wants to exercise this option after your death, that person must prove to Liberate's satisfaction that he or she is entitled to do so.
Form of Payment
When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:
	•	Your personal check, a cashier's check or a money order.
•
Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to Liberate. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by Liberate and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if your action would cause Liberate to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.
•
Irrevocable directions to a securities broker approved by Liberate to sell all or part of your option shares and to deliver to Liberate from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by Liberate.
•
Irrevocable directions to a securities broker or lender approved by Liberate to pledge option shares as security for a loan and to deliver to Liberate from the loan proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The directions must be given by signing a special "Notice of Exercise" form provided by Liberate.

Withholding Taxes and Stock Withholding
You will not be allowed to exercise this option unless you make arrangements acceptable to Liberate to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.
Restrictions on Resale
By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between Liberate and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of Liberate or a subsidiary of Liberate.
Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation. Regardless of any marital property settlement agreement, Liberate is not obligated to honor a notice of exercise from your former spouse, nor is Liberate obligated to recognize your former spouse's interest in your option in any other way.
Retention Rights
Neither your option nor this Agreement gives you the right to be retained by Liberate or a subsidiary of Liberate in any capacity. Liberate and its subsidiaries reserve the right to terminate your service at any time, with or without cause.
Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of Liberate until you have exercised this option by giving the required notice to Liberate and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements
While the Option is not issued under Liberate's 1999 Equity Incentive Plan (the "Plan"), it is governed by the terms of that Plan, which is incorporated in this Agreement by reference. The Board and the Compensation Committee will not to invoke Article 18.1(b) of the Plan, so that Article 18 will apply only if Liberate's independent auditors (and if they are not able to perform this evaluation, another nationally recognized accounting firm selected by Liberate) determines that you would receive a greater after-tax benefit if it reduced any payment or option vesting acceleration.

This Agreement and the Plan constitute the entire understanding between you and Liberate regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

QuickLinks

SCHEDULE OF OMITTED DETAILS